Exhibit 10.2
Form 8-K
Viking Systems, Inc.
File No. 000-49636
                              VIKING SYSTEMS, INC.
                             STOCK OPTION AGREEMENT


     This Agreement is entered into this 18th day of December 2003, by and between Viking Systems, Inc., a Nevada corporation ("Corporation") and Donald E. Tucker (" Tucker").

                                    Recitals

     Tucker has provided funds to the Corporation to be used to pay professional fees related to various corporate filings and to pay for other corporate expenses. In exchange for such funds, the Corporation issued Tucker 3,200,000 shares of its common stock at a price of $.02 per share.

     The Corporation intends to acquire certain assets from Vista Medical Technologies, Inc., pursuant to an Asset Purchase Agreement. The purchase price for such assets includes a cash portion of up to $400,000 and the issuance of approximately 3,100,000 shares of the Corporation's common stock. The
Corporation has requested that Tucker purchase additional shares of the Corporations capital stock in the amount of $400,000 to provide the Corporation with the funds necessary to make such cash payment. Tucker has agreed to make such additional investment in the Corporation on the same terms and conditions as his initial purchase of 3,200,000 shares of the Corporation's common stock.

     The Corporation does not have sufficient shares of common stock authorized for issuance to Tucker to fund the $400,000 requirement of the acquisition of assets. Accordingly, the Corporation has offered to issue Tucker 5,000,000 shares of its preferred stock in lieu of common stock. The Corporation has designated a Series A Preferred Stock which is convertible into common stock on a basis of one share of Series A Preferred Stock convertible into four shares of common stock.

      The Corporation has agreed to grant Tucker an option to purchase 5,000,000 shares of the Corporation's Series A Preferred Stock on the terms and conditions set forth herein.

     NOW THEREFORE, it is agreed as follows:

                                    Agreement

     1. Grant of Option. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to Tucker the option ("Option") to purchase from the Corporation up to an aggregate of 5,000,000 shares of the Corporation's



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Series A Preferred  Stock  ("Option  Shares"),  from time to time, at a price of
$.08 per Share ("Exercise Price"). The Option is fully vested and is now exercisable in part or in full.

     2. Exercise of Option. The Option granted herein expires on March 31, 2004 and must be exercised, if at all, on or before March 31, 2004. This Option may be exercised in whole or in part by delivery to the Corporation, from time to time, of a written notice signed by Tucker, specifying the number of Option Shares that Tucker then desires to purchase, together with cash, certified check, or bank draft payable to the order of the Corporation for an amount equal to the Exercise Price of such Shares.

     3. Shares to be Fully Paid. The Corporation covenants and agrees that all Option Shares, will, upon issuance and, if applicable, payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

     4. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

          4.1 Merger, Sale of Assets, etc. If at any time while this Option, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Corporation with or into another corporation in which the Corporation is not the surviving entity, or a reverse triangular merger in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Option shall thereafter be entitled to receive upon exercise of this Option, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that such holder would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Option had been exercised immediately before such reorganization, merger, consolidation, sale or transfer.

          4.2 Reclassifications, etc. If the Corporation, at any time while this Option, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Option exist into the same or a different number of securities of any other class or classes, this Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights

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     under  this  Option  immediately  prior to such  reclassification  or other change and the Exercise Price therefor shall be appropriately adjusted.

          4.3 Split, Subdivision or Combination of Shares. If the Corporation at any time while this Option, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Option exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

     5. No Voting or Dividend Rights. Nothing contained in this Option shall be construed as conferring upon Tucker hereof the right to vote or to consent to receive notice as a stockholder the Corporation on any other matters or any rights whatsoever as a stockholder of the Corporation. No dividends or interest shall be payable or accrued in respect of this Option or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Option shall have been exercised.

     6. Transferability and Nonnegotiability of Option. This Option may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Corporation, if such are requested by the Corporation). Subject to the provisions of this Option with respect to compliance with the Securities Act of 1933, as amended (the "Act"), title to this Option may be transferred by endorsement and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

     7. Restricted Legend. Upon exercise of this Option, Tucker shall, if requested by the Corporation, confirm in writing, in a form satisfactory to the Corporation, that the Option Shares issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

     THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES AND ANY SECURITIES
     ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

     9. Successors and Assigns. This Option and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Corporation and Tucker. The provisions of this Option are intended to be for the benefit of Tucker from time to time of this Option, and shall be enforceable by Tucker.


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     10. Notices.  Any notices  permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at its principal placement of business and to Tucker at his residence.

     11. Miscellaneous

          11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          11.2. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

          11.3. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

          11.4.Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

          11.5.Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday. In the event that the last day of any period falls on a Saturday, Sunday or legal holiday, such period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

          11.6. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

          11.7. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

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          11.8. Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

          11.9.Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

          11.10. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

          11.11. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.

     Viking Systems, Inc.                 Tucker



By _______________________                _________________________
   Thomas B. Marsh, President             Donald E. Tucker


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